Exhibit 99.1

News Release

SuperGen Reports 2010 Third Quarter Financial Results

Dacogen Royalty Revenue Increases 28% from Same Prior Year Quarter

Increases annual royalty and net income guidance for 2010

DUBLIN, Calif., October 25, 2010 — SuperGen, Inc. (NASDAQ: SUPG) today reported financial results for the third quarter and nine months ended September 30, 2010.

“The third quarter was another profitable one for SuperGen.  Royalties from Dacogen sales increased significantly, and we ended the quarter with more than $112 million in unrestricted cash, cash equivalents and current and non-current marketable securities, and no debt. As a result, we have raised both our royalty revenue and net income guidance for 2010,” said James S.J. Manuso, Ph.D., President and CEO.  “We continue to advance the development of our drugs in the clinic, and SGI-110, a novel, second-generation DNA methylation inhibitor, is on schedule to enter a first-in-human clinical trial in myelodysplastic syndromes and AML during November.”

Total revenues for the 2010 third quarter were $13.4 million compared with $10.4 million for the same prior year period.  Total revenues for the 2010 third quarter includes royalty revenue of $13.2 million compared with $10.4 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Corporation of North America in January 2008) during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen® (decitabine) for Injection.  The Company generally recognizes royalty revenue when it is received.  Total revenues for the 2010 third quarter also include $127,000 of development and license revenue resulting from the recognition of deferred revenue relating to payments received pursuant to the research and license agreement entered into with GlaxoSmithKline (GSK) during October 2009.  There was no similar development and license revenue for the same prior year period.

Total operating expenses for the 2010 third quarter were $9.5 million, compared with $9.7 million for the same prior year period.  The primary reasons for the decrease in total operating expenses for the 2010 third quarter were modestly lower research and development expenses due to reduced activities during the period for product development and clinical trial programs when compared to the prior year and lower stock-based compensation expense offset in part by a modest increase in general corporate expense.  Stock-based compensation expense, a non-cash expense that is included in total operating expenses, was $514,000 for the 2010 third quarter, compared with $709,000 for the same prior year period.

The Company reported net income for the 2010 third quarter of $3.9 million, or $0.06 per basic and diluted share, compared with net income of $833,000, or $0.01 per basic and diluted share, for the same prior year period.

Total revenues for the nine months ended September 30, 2010 were $37.7 million, compared with $29.3 million for the same prior year period.  Total revenues for the nine months ended September 30, 2010 include royalty revenue of $37.3 million compared with $29.3 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA.  Total revenues for the nine months ended September 30, 2010 include $382,000 of development and license revenue for recognition of deferred revenue relating to payments received pursuant to the research and license agreement entered into with GSK during October 2009.  There was no similar development and license revenue for the same prior year period.

Excluding gain on sale of products, total operating expenses for the nine months ended September 30, 2010 were $29 million, compared with $28 million for the same prior year period.  The primary reasons for the increase in total operating expenses for the nine months ended September 30, 2010 were slightly higher research and development expenses relating to product development and clinical trial programs and increases in general and administrative expenses due to higher general corporate expenses offset in part by lower stock-based compensation expense.  Stock-based compensation expense, a non-cash expense that is included in total operating expenses, was $1.2 million for the nine months ended September 30, 2010, compared with $1.8 million for the same prior year period.

The reported gain on sale of products for the nine months ended September 30, 2010 was $700,000 compared to $520,000 for the same prior year period.  The gain on sale of products for both periods relate to the receipt of additional contractual payments resulting from the sale of the worldwide rights for Nipent® (pentostatin for injection) to Mayne Pharma (acquired by Hospira in February 2007).

The Company reported net income for the nine months ended September 30, 2010 of $9.5 million, or $0.16 per basic and diluted share, compared with net income of $2.4 million, or $0.04 per basic and diluted share, for the same prior year period.

As of September 30, 2010, the Company had approximately $112.1 million in unrestricted cash, cash equivalents and current and non-current marketable securities compared to $106.5 million at June 30, 2010.

2010 Annual Financial Guidance

The financial guidance for 2010 has been revised as follows:

•

Royalty revenue for Dacogen has been revised upward from our prior guidance range of $44 to $48 million and is now expected to increase up to 26% from the prior year to a revised range from $49 to $52 million.

•

Development and license revenue remains unchanged from our prior guidance and is estimated at $500,000. This revenue represents the recognition of deferred revenue relating to prior payments received pursuant to the research and license agreement with GSK.

•	During 2010, no additional gain on sale of products resulting from the previous sale of our commercial business is anticipated beyond the $700,000 already received during the 2010 second quarter.
•

Research and development expenses are estimated to decrease slightly from our prior guidance of $32.5 to $35.5 million to a revised range from $30.0 to $32.0 million. The level of research and development expenses incurred continue to be influenced by the timing and amount of financial commitments for the various activities related to the Company’s clinical trial programs and other discovery and development activities.

•	General and administrative expenses remain unchanged from our prior guidance and are estimated to be approximately $9.5 million.
•	The prior guidance for the Company’s annual net operating results has been modified from net income of less than $4.5 million for the year to an estimated net income of less than $12 million for 2010.
•	Included in total annual operating expenses is non-cash stock-based compensation expense which was reduced from our prior guidance of $2.5 million for the year to a revised $2.0 million for 2010.
•	Average annual shares outstanding remains unchanged and is expected to be approximately 61 million common shares.

Recent Corporate News:

July 2010:            Johnson & Johnson announced during its second quarter investor’s call that its subsidiary, Cilag GmbH International, is continuing to analyze the results of the recently completed Phase III study of Dacogen in elderly patients with AML and is moving the planned filing for Dacogen in AML in the European Union (EU) to 2011.

Conference Call Information

SuperGen will host a conference call to discuss the 2010 third quarter financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s website at http://www.supergen.com.  A webcast replay of the conference call will be available for 30 days.

About SuperGen

SuperGen is a pharmaceutical company dedicated to the discovery and development of novel cancer therapeutics in epigenetic and cell signaling modulation.  The Company develops products through biochemical and clinical proof of concept to partner for further development and commercialization.  For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include, but are not limited to, statements regarding our revised financial guidance for 2010; the sufficiency of our operating cash to fund our development initiatives this year and thereafter; expectations about increases in royalty and development and license revenue, gains from sales of products from the previous sale of the commercial business, and decreases in research and development expenses and expectations about general and administrative expenses; estimates of 2010 net income; estimates of non-cash stock-based compensation; and expectations regarding Eisai’s and Johnson & Johnson’s plans for Dacogen.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to: the ability of Eisai and Johnson & Johnson to generate global sales of Dacogen; risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition; the research and development of amuvatinib, SGI-1776 and SGI-110; GSK’s decision whether or not to license and then develop and commercialize the products that are the subject of that collaboration and whether any of those products will be commercially successful; and the outcome of Eisai’s and Johnson & Johnson’s examination of the Dacogen clinical trial data and the submission of US and EU regulatory filings.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials, and obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, if our partnerships and collaborations with other parties are not successful, or if the introduction of new products is delayed, for any reason, including regulatory delay.  References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Timothy L. Enns	Susanna Chau
SuperGen, Inc.	SuperGen, Inc.
Senior Vice President Corporate Communications & Business Development Tel: (925) 560-2810	Manager Investor Relations Tel: (925) 560-2845
E-mail: tenns@supergen.com	E-mail: schau@supergen.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues:
Royalty revenue	$13,249	$10,357	$37,306	$29,282
Development and license revenue	127	—	382	—
Total revenues	13,376	10,357	37,688	29,282

Operating expenses:
Research and development	7,161	7,259	21,867	21,350
General and administrative	2,354	2,441	7,121	6,649
Gain on sale of products	—	(20)	(700)	(520)
Total operating expenses	9,515	9,680	28,288	27,479

Income from operations	3,861	677	9,400	1,803

Interest income	44	153	140	610
Income before income tax benefit (provision)	3,905	830	9,540	2,413

Income tax benefit (provision)	(13)	3	(13)	(12)

Net income	$3,892	$833	$9,527	$2,401
Net income per common share:
Basic	$0.06	$0.01	$0.16	$0.04
Diluted	$0.06	$0.01	$0.16	$0.04
Weighted average shares outstanding:
Basic	60,309	59,143	60,271	59,111
Diluted	60,374	59,320	60,603	59,124

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$12,882	$7,682
Marketable securities	94,808	89,515
Income tax receivable	893	904
Prepaid expenses and other current assets	1,252	1,150
Total current assets	109,835	99,251

Marketable securities, non-current	4,407	3,570
Property, plant and equipment, net	3,963	4,205
Goodwill	731	731
Restricted cash	2,132	2,255
Other assets	505	505
Total assets	$121,573	$110,517

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,532	$2,011
Accrued liabilities	208	234
Payable to AVI BioPharma	565	565
Deferred gain on sale of products to Hospira, Inc.	50	50
Deferred revenue	509	509
Deferred rent	72	343
Accrued payroll and employee benefits	3,190	2,861
Total current liabilities	6,126	6,573

Deferred rent, non-current	10	19
Deferred revenue, non-current	1,557	1,939
Total liabilities	7,693	8,531

Total stockholders’ equity	113,880	101,986
Total liabilities and stockholders’ equity	$121,573	$110,517